Exhibit 99.1

February 8, 2017

Prudential Financial, Inc. announces 2016 results

●	Net income attributable to Prudential Financial for 2016 of $4.368 billion or $9.71 per Common share versus $5.642 billion or $12.17 per share for 2015.

●	After-tax adjusted operating income of $4.107 billion or $9.13 per Common share for 2016 versus $4.649 billion or $10.04 per share for 2015.

●	Fourth quarter 2016 net income attributable to Prudential Financial of $284 million or 65 cents per Common share versus $735 million or $1.60 per share for year-ago quarter.

●	Fourth quarter 2016 after-tax adjusted operating income of $1.090 billion or $2.46 per Common share versus $891 million or $1.94 per share for year-ago quarter.

●	Significant items: in 4Q:16, net income and adjusted operating income include a net benefit of 3 cents per Common share, and in 4Q:15, net income and adjusted operating income include a net charge of 13 cents per share, from items discussed later in this release.

●	In addition, higher current quarter expenses reflecting seasonality, as discussed later in this release, had an estimated unfavorable pre-tax impact of approximately $140 million or 21 cents per Common share on results.

John Strangfeld, Chairman and CEO, commented on results:

“Prudential delivered solid results in the fourth quarter and for the year, with good momentum across our businesses. We produced meaningful sales growth in our U.S. and international protection businesses and solid net flows in retirement and asset management for the year. At the same time, our strong cash flows and capital position enabled us to return $3.2 billion to shareholders through dividends and repurchases, while continuing to invest in our businesses where we see attractive long-term opportunities. While we continue to face uncertainties and challenges in the macro environment, we remain confident in our long term business outlook and ability to produce differentiated returns.”

COMMON STOCK DIVIDEND INCREASED

Today, the Company declared a quarterly dividend of 75 cents per share of Common stock, payable on March 16, 2017, to shareholders of record as of February 22, 2017, representing an increase of 7% over the prior year dividend level.

FOURTH QUARTER BUSINESS HIGHLIGHTS

●	Individual Annuities gross sales of $1.7 billion include $1.1 billion without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies. Higher net fees and return on assets compared to the year-ago quarter reflect the benefits from refinements in the risk management approach for product guarantees.

-more-

●	Retirement gross deposits and sales of $8.9 billion include several new pension risk transfer cases totaling $2.2 billion, Investment Only Stable Value sales of $1.2 billion, and Full Service case wins of $1.1 billion. Account values of $386 billion at December 31, 2016, up 5% from a year earlier.

●	Asset Management segment assets under management of $1.0 trillion include $523 billion of unaffiliated third party institutional and retail assets under management at December 31, 2016, up 10% from a year earlier. Unaffiliated third party net inflows of approximately $900 million for the fourth quarter and $5.7 billion for the year, excluding money market.

●	U.S. Individual Life sales, based on annualized new business premiums, of $183 million, up 2% from the year-ago quarter.

●	Group Insurance sales of $37 million in current quarter contribute to full year sales increase of 59%, mainly driven by greater sales of group life. Total benefits ratio at the lower end of the expected range for the fourth quarter and full year.

●	International Insurance constant dollar basis sales of $727 million, up 5% from the year-ago quarter, reflecting a 41% increase in sales of U.S. dollar products in Japan.

OTHER FINANCIAL HIGHLIGHTS

●	Returned approximately $3.2 billion to shareholders through Common stock repurchases and dividends in 2016, including approximately $900 million in the fourth quarter.

●	During the fourth quarter of 2016, the Company acquired 6.6 million shares of its Common Stock at a total cost of $625 million, for an average price of $93.84 per share. From the commencement of repurchases in July 2011, through December 31, 2016, the Company has acquired 90.1 million shares of its Common Stock at a total cost of $6.4 billion, for an average price of $70.99 per share. On December 15, 2016, the Company announced that its Board of Directors authorized the repurchase of up to $1.25 billion of its outstanding Common Stock at management’s discretion during the period from January 1, 2017, through December 31, 2017.

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $104.91 at December 31, 2016, compared to $92.39 a year earlier. Adjusted book value per Common share amounted to $78.95 at December 31, 2016, an increase of $5.36 from a year earlier after payment of four quarterly Common Stock dividends totaling $2.80 per share.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $27.6 billion at December 31, 2016, compared to $23.7 billion a year earlier; gross unrealized losses of $3.8 billion at December 31, 2016, compared to $3.4 billion a year earlier.

SIGNIFICANT ITEMS IN THE QUARTER

●	Net income and adjusted operating income each include a pre-tax benefit of $20 million in Retirement from settlement of legal matters, with a favorable impact of approximately 3 cents per Common share. In the year-ago quarter, net income and adjusted operating income each included a net charge of 13 cents per Common share from significant items mainly reflecting the impact of estimated remediation costs on Corporate and Other results and reserve refinements in Individual Life related to a valuation system conversion.

●	In addition, several of our businesses, and our Corporate and Other operations, incurred costs in the fourth quarter that exceed the average quarterly level for the year, reflecting the timing of expenses for items such as technology and business development, annual policyholder communications, advertising and other variable costs. For the current quarter, we estimate the pre-tax impact to be approximately $140 million including about $25 million in our U.S. businesses, $35 million in our international businesses, and the remainder in our Corporate and Other operations.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported year-end and fourth quarter results. Net income attributable to Prudential Financial, Inc., was $4.368 billion ($9.71 per Common share) for the year ended December 31, 2016, compared to $5.642 billion ($12.17 per Common share) for 2015. After-tax adjusted operating income was $4.107 billion ($9.13 per Common share) for 2016, compared to $4.649 billion ($10.04 per Common share) for 2015. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2016, net income attributable to Prudential Financial, Inc. was $284 million (65 cents per Common share), compared to $735 million ($1.60 per Common share) for the fourth quarter of 2015. After-tax adjusted operating income was $1.090 billion ($2.46 per Common share) for the fourth quarter of 2016, compared to $891 million ($1.94 per Common share) for the fourth quarter of 2015.

Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $964 million for the fourth quarter of 2016, compared to $776 million in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	4Q:16	4Q:15
Individual Annuities:
Adjusted operating income	$422	$410
Significant items included above:
Impact of updated estimates of profitability driven by market performance in relation to our assumptions	--	$7

The Individual Annuities segment reported adjusted operating income of $422 million in the current quarter, compared to $410 million in the year-ago quarter. Updated estimates of profitability driven by market performance in relation to our assumptions had no net impact in the current quarter and resulted in a $7 million net benefit in the year-ago quarter. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $19 million from the year-ago quarter. This increase came primarily from a greater contribution from net investment results which included current quarter returns on non-coupon investments and prepayment fees approximately $10 million above our average expectations, and from a higher contribution from policy fees, net of associated risk management and other related costs. The greater contribution from policy fees reflected efficiencies from recently implemented refinements in risk management strategies relative to contract guarantees. Higher expenses in the current quarter partly offset the greater net contributions from investment results and policy fees.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	4Q:16	4Q:15
Retirement:
Adjusted operating income	$318	$168
Significant items included above:
Settlement of legal matters	$20	--

The Retirement segment reported adjusted operating income of $318 million for the current quarter, compared to $168 million in the year-ago quarter. Current quarter results include a benefit of $20 million from settlement of legal matters. Excluding the effect of this item, results for the Retirement segment increased $130 million from the year-ago quarter. This increase reflected greater contributions from net investment results and case experience, as well as lower expenses. The contribution from net investment results was $98 million above the year-ago quarter, reflecting current quarter returns on non-coupon investments and prepayment fees about $30 million above our average expectations in comparison to returns $20 million below average expectations in the year-ago quarter, as well as growth of spread-based account values. The current quarter contribution to results from case experience was approximately $10 million above our average quarterly expectations.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	4Q:16	4Q:15
Asset Management:
Adjusted operating income	$224	$198

The Asset Management segment reported adjusted operating income of $224 million for the current quarter, compared to $198 million in the year-ago quarter. The increase was driven by higher asset management fees reflecting growth in fixed income assets under management and fee rate modifications within certain real estate funds. The benefit to results from higher asset management fees was partly offset by a $15 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $22 million for the current quarter.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $181 million for the fourth quarter of 2016, compared to $126 million in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	4Q:16	4Q:15
Individual Life:
Adjusted operating income	$138	$99
Significant items included above:
Reserve refinements related to valuation system conversion	--	$(20)

The Individual Life segment reported adjusted operating income of $138 million for the current quarter, compared to $99 million in the year-ago quarter. Results for the year-ago quarter included a $20 million charge to increase reserves for certain policies related to a valuation system conversion. Excluding this item, results for the Individual Life segment increased $19 million from the year-ago quarter. The increase reflected a greater contribution from net investment results and more favorable claims experience, partly offset by a negative impact of approximately $25 million from current quarter updates of reserves and related items and by higher expenses. The current quarter contribution from net investment results reflected returns on non-coupon investments and prepayment fees approximately $15 million above our average expectations. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates, and amortization, was approximately $15 million more favorable than our average expectations.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	4Q:16	4Q:15
Group Insurance:
Adjusted operating income	$43	$27

The Group Insurance segment reported adjusted operating income of $43 million in the current quarter, compared to $27 million in the year-ago quarter. The increase reflected lower expenses and a greater contribution from net investment results, partly offset by less favorable underwriting results. The current quarter contribution from net investment results included returns on non-coupon investments and prepayment fees slightly above our average expectations.

The International Insurance segment reported adjusted operating income of $755 million for the fourth quarter of 2016, compared to $738 million in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	4Q:16	4Q:15
Life Planner Operations:
Adjusted operating income	$395	$367

Adjusted operating income of the segment’s Life Planner operations was $395 million for the current quarter, compared to $367 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $22 million in comparison to the year-ago quarter. Excluding this impact, results increased $50 million from the year-ago quarter. This increase was driven by continued business growth, more favorable policy benefits experience, and lower expenses. The contribution to current quarter earnings from claims experience was about $15 million greater than our average expectations. The current quarter contribution from net investment results was essentially unchanged from the year-ago quarter and included returns on non-coupon investments and prepayment fees slightly above our average expectations.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	4Q:16	4Q:15
Gibraltar Life and Other Operations:
Adjusted operating income	$360	$371

Adjusted operating income of the segment’s Gibraltar Life and Other operations was $360 million for the current quarter, compared to $371 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $26 million in comparison to the year-ago quarter. Excluding this impact, results increased $15 million from the year-ago quarter. This increase was driven by a greater contribution from net investment results and by business growth including a contribution from the Company’s indirect investment in AFP Habitat acquired on March 2, 2016, partly offset by less favorable policy benefits experience. Claims experience was essentially consistent with our average expectations in the current quarter and about $15 million more favorable than average expectations in the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $441 million in the fourth quarter of 2016, compared to a loss of $458 million in the year-ago quarter.

CORPORATE AND OTHER OPERATIONS ($ millions)	4Q:16	4Q:15
Adjusted operating income (loss)	$(441)	$(458)
Significant items included above:
Charge related to the administration of certain separate account investments	--	$(80)

Results for the year-ago quarter included an $80 million charge for estimated remediation costs related to the administration of certain separate account investments. Excluding this item, the loss from Corporate and Other operations increased $63 million, reflecting higher general and administrative expenses in the current quarter partly offset by lower net interest expense.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.264 trillion at December 31, 2016, compared to $1.184 trillion a year earlier.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $284 million for the fourth quarter of 2016, compared to $735 million for the year-ago quarter.

Current quarter net income includes $824 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net losses include net pre-tax losses of $1.283 billion from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely driven by the impact of applying tighter credit spreads to a lower gross GAAP liability for variable annuity living benefits. The decrease in the gross GAAP liability was primarily due to rising interest rates. Current quarter results also included pre-tax losses of $53 million from impairments and sales of credit-impaired investments. The foregoing losses were partially offset by pre-tax gains of $347 million from general portfolio and related activities and $165 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management.

Net income for the current quarter reflects pre-tax decreases of $378 million in recorded asset values and $283 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax losses of $218 million from divested businesses, primarily reflecting results from long term care and the Closed Block division.

Net income for the year-ago quarter included $196 million of pre-tax net realized investment losses and related charges and adjustments, including pre-tax losses of $534 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, $125 million primarily related to derivatives used in risk management activities including asset and liability duration management, and $92 million from impairments and sales of credit-impaired investments. The foregoing losses were partly offset by pre-tax gains of $555 million from general portfolio and related activities.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at December 31, 2016 amounted to $3.809 billion, including $3.506 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.398 billion a year earlier. Net unrealized gains on these investments amounted to $27.585 billion at December 31, 2016, compared to $23.739 billion a year earlier.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements.

Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc., and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc., and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc., does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding both accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, February 9, 2017, at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 24. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0228 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on February 9, through February 16, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 407281.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of December 31, 2016, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

MEDIA CONTACT:	Scot Hoffman
(973) 802-2824 scot.hoffman@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$284	$735	$4,368	$5,642
Income attributable to noncontrolling interests	9	5	51	70

Net income	293	740	4,419	5,712

Less: Income from discontinued operations, net of taxes	—	—	—	—

Income from continuing operations (after-tax)	293	740	4,419	5,712

Less: Earnings attributable to noncontrolling interests	9	5	51	70

Income from continuing operations attributable to Prudential Financial, Inc.	284	735	4,368	5,642

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	2	2	(2)	(55)

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures	282	733	4,370	5,697

Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(824)	(196)	523	1,579
Investment losses on trading account assets supporting insurance liabilities, net	(378)	(159)	(17)	(524)
Change in experience-rated contractholder liabilities due to asset value changes	283	138	21	433
Divested businesses:
Closed Block division	(58)	(80)	(132)	58
Other divested businesses	(160)	(40)	(84)	(66)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(5)	(2)	(5)	58

Total reconciling items, before income taxes	(1,142)	(339)	306	1,538

Less: Income taxes, not applicable to adjusted operating income	(334)	(181)	43	490

Total reconciling items, after income taxes	(808)	(158)	263	1,048

After-tax adjusted operating income (1)	1,090	891	4,107	4,649

Income taxes, applicable to adjusted operating income	369	291	1,292	1,582

Adjusted operating income before income taxes (1)	$1,459	$1,182	$5,399	$6,231

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$0.65	$1.60	$9.71	$12.17
Less: Income from discontinued operations, net of taxes	—	—	—	—

Income from continuing operations (after-tax) attributable to Prudential Financial, Inc.	0.65	1.60	9.71	12.17
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.87)	(0.43)	1.17	3.43
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.86)	(0.35)	(0.04)	(1.14)
Change in experience-rated contractholder liabilities due to asset value changes	0.64	0.30	0.05	0.94
Divested businesses:
Closed Block division	(0.13)	(0.17)	(0.30)	0.13
Other divested businesses	(0.36)	(0.09)	(0.19)	(0.14)
Difference in earnings allocated to participating unvested share-based payment awards	0.02	—	—	(0.02)

Total reconciling items, before income taxes	(2.56)	(0.74)	0.69	3.20
Less: Income taxes, not applicable to adjusted operating income	(0.75)	(0.40)	0.11	1.07

Total reconciling items, after income taxes	(1.81)	(0.34)	0.58	2.13

After-tax adjusted operating income	$2.46	$1.94	$9.13	$10.04

Weighted average number of outstanding Common shares (basic)	430.7	448.7	438.2	451.7

Weighted average number of outstanding Common shares (diluted)	439.8	457.5	446.6	460.4

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$17	$17

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Income from continuing operations (after-tax)	$3	$6	$49	$54
After-tax adjusted operating income	$12	$8	$47	$45

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period	$45,863	$41,890
Less: Accumulated other comprehensive income (AOCI)	14,621	12,285

GAAP book value excluding AOCI	31,242	29,605
Less: Cumulative effect of foreign exchange remeasurement and currency translation adjustments corresponding to realized gains/losses	(3,199)	(3,747)

Adjusted book value	34,441	33,352

Number of diluted shares at end of period	436.2	453.2

GAAP book value per common share - diluted (2)	104.91	92.39
GAAP book value excluding AOCI per share - diluted	71.62	65.32
Adjusted book value per common share - diluted	78.95	73.59

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$422	$410	$1,765	$1,797
Retirement	318	168	1,012	931
Asset Management	224	198	787	779

Total U.S. Retirement Solutions and Investment Management Division	964	776	3,564	3,507

Individual Life	138	99	79	635
Group Insurance	43	27	220	176

Total U.S. Individual Life and Group Insurance Division	181	126	299	811

International Insurance	755	738	3,117	3,226

Total International Insurance Division	755	738	3,117	3,226

Corporate and Other operations	(441)	(458)	(1,581)	(1,313)

Adjusted operating income before income taxes	1,459	1,182	5,399	6,231

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(824)	(196)	523	1,579
Investment losses on trading account assets supporting insurance liabilities, net	(378)	(159)	(17)	(524)
Change in experience-rated contractholder liabilities due to asset value changes	283	138	21	433
Divested businesses:
Closed Block division	(58)	(80)	(132)	58
Other divested businesses	(160)	(40)	(84)	(66)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(5)	(2)	(5)	58

Total reconciling items, before income taxes	(1,142)	(339)	306	1,538

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$317	$843	$5,705	$7,769

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,656	$2,089	$8,054	$8,780

Net sales (redemptions)	$(493)	$68	$173	$365

Total account value at end of period	$156,783	$152,945

Retirement Segment:

Full Service:

Deposits and sales	$5,168	$4,908	$21,928	$25,684

Net additions (withdrawals)	$(147)	$(667)	$1,801	$4,125

Total account value at end of period	$202,802	$188,961

Institutional Investment Products:

Gross additions	$3,751	$3,425	$16,140	$15,572

Net additions (withdrawals)	$(169)	$(720)	$3,979	$184

Total account value at end of period	$183,376	$179,964

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$431.5	$389.1
Retail customers	209.2	197.3
General account	399.4	376.7

Total Investment Management and Advisory Services	$1,040.1	$963.1

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.7	$16.3	$59.4	$66.9

Net additions, other than money market	$2.5	$6.0	$5.3	$21.2

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$9.9	$9.3	$42.1	$40.9

Net additions (withdrawals), other than money market	$(1.6)	$(1.2)	$0.4	$0.8

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$50	$52	$200	$204
Guaranteed Universal life	77	73	243	220
Other Universal life	31	32	95	89
Variable life	25	22	92	78

Total	$183	$179	$630	$591

Group Insurance Annualized New Business Premiums (3):
Group life	$31	$25	$316	$204
Group disability	6	5	119	69

Total	$37	$30	$435	$273

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$737	$650	$3,002	$2,665

Constant exchange rate basis	$727	$692	$3,026	$2,800

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended December 31
	2016	2015
Assets and Asset Management Information:

Total assets	$784.0	$757.3

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,040.1	$963.1
Non-proprietary assets under management	172.6	175.5

Total managed by U.S. Retirement Solutions and Investment Management Division	1,212.7	1,138.6
Managed by U.S. Individual Life and Group Insurance Division	24.9	24.1
Managed by International Insurance Division	26.2	21.0

Total assets under management	1,263.8	1,183.7
Client assets under administration	177.3	163.2

Total assets under management and administration	$1,441.1	$1,346.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Book value per share of Common Stock including accumulated other comprehensive income as of December 31, 2015 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90, and as of December 31, 2016 includes a $500 million increase in equity and a 5.75 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $86.92.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar and Korean won 1100 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.